As filed with the Securities and Exchange Commission on August 7, 2008.
Registration No. 333-147289

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Advanced Energy Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	84-0846841
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1625 Sharp Point Drive
Fort Collins, Colorado 80525
(Address, Including Zip Code, of Principal Executive Offices)

Advanced Energy Industries, Inc. 2003 Non-Employee Directors’ Stock Option Plan
Advanced Energy Industries, Inc. 2003 Stock Option Plan
(Full Title of the Plan)

Lawrence D. Firestone
Executive Vice President and Chief Financial Officer
Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, Colorado 80525
(970) 221-4670
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
WITH A COPY TO:
Carissa C. W. Coze
Hogan & Hartson LLP
1999 Avenue of the Starts, Suite 1400
Los Angeles, CA 90067
(310) 785-4600

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SHARES
     Pursuant to the rules of the Securities and Exchange Commission (the “Commission”) and the guidance provided by the staff of the Commission, Advanced Energy Industries, Inc. (the “Company”) files this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-147289 (the “Registration Statement”) solely to deregister shares of its Common Stock, par value $0.001 per share, that were registered for issuance pursuant to the Company’s 2003 Non-Employee Directors’ Stock Option Plan (the “2003 Directors’ Plan”) and the Company’s 2003 Stock Option Plan (the “2003 Option Plan”). The Company registered an aggregate of 750,000 shares of Common Stock for issuance under the 2003 Directors’ Plan pursuant to three registration statements on Form S-8 filed with the Commission on May 19, 2003 (File No. 333-105366), November 21, 2005 (File No. 333-129859) and on the Registration Statement. The Company registered an aggregate of 6,750,000 shares of Common Stock for issuance under the 2003 Option Plan pursuant to two registration statements on Form S-8 filed with the Commission on May 19, 2003 (File No. 333-105365) and the Registration Statement. On February 15, 2008, the Board of Directors of the Company adopted a new equity incentive plan, the 2008 Omnibus Incentive Plan (the “2008 Plan”), which was approved by the stockholders of the Company on May 7, 2008 and which provides that the shares of Common Stock that are available for future awards under the 2003 Directors’ Plan and 2003 Option Plan, up to a maximum of 3,500,000 shares of Common Stock, may be transferred and reserved for issuance under the 2008 Plan. A total of 509,000 shares of Common Stock were available for future awards under the 2003 Directors’ Plan as of May 6, 2008, and 3,327,873 shares of Common Stock were available for future awards under the 2003 Option Plan as of May 6, 2008.
     Accordingly, this Post-Effective Amendment No. 1 is filed to deregister (i) 500,000 shares of Common Stock previously registered for issuance under the 2003 Directors’ Plan, and (ii) 3,000,000 shares of Common Stock previously registered for issuance under the 2003 Option Plan, and to move those shares to a new Form S-8 Registration Statement (File No. 333-                    ) filed by the Company for shares issuable under the 2008 Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Collins, State of Colorado, on August 7, 2008.

ADVANCED ENERGY INDUSTRIES, INC.
By:	/s/ Hans Georg Betz
Hans Georg Betz
Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hans Georg Betz Hans Georg Betz	Chief Executive Officer, President (Principal Executive Officer)	August 7, 2008

/s/ Lawrence D. Firestone Lawrence D. Firestone	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 7, 2008

* Douglas S. Schatz	Chairman of the Board	August 7, 2008

* Richard P. Beck	Director	August 7, 2008

* Trung T. Doan	Director	August 7, 2008

Edward C. Grady	Director

Signature	Title	Date

* Thomas M. Rohrs	Director	August 7, 2008

* Elwood Spedden	Director	August 7, 2008

*By:	/s/ Lawrence D. Firestone
Lawrence D. Firestone
Attorney-In-Fact